Exhibit 99.1
Protalix BioTherapeutics to Present at the WORLD Lysosomal Disease Network Symposium 2009
CARMIEL, Israel, February 13, 2009 (Business Wire) — Protalix BioTherapeutics, Inc. (AMEX: PLX), today announced that Dr. Einat Brill Almon, the Company’s Senior Vice President of Product Development, will be presenting at the WORLD Symposium 2009, co-organized by Lysosomal Disease Network and the National Institutes of Health. The symposium will take place February 18 through 20, 2009 at the Westin Gaslamp Quarter in San Diego, California. Dr. Almon’s presentation, entitled “Novel Enzyme Replacement Therapy for Gaucher Disease: On-Going Phase III Clinical Trial with Recombinant Human Glucocerebrosidase Expressed in Plant Cells,” will be delivered on Friday, February 20, 2009 at 9:10 AM PT.
About Protalix BioTherapeutics
Protalix is a biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx(TM) presents a proprietary method for the expression of recombinant proteins that Protalix believes will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix is conducting a phase III pivotal study for its lead product candidate, prGCD, to be used in enzyme replacement therapy for Gaucher disease, a lysosomal storage disorder in humans. Protalix has reached an agreement with the United States Food and Drug Administration on the final design of the pivotal phase III clinical trial through the FDA’s Special Protocol Assessment (SPA) process. Protalix has completed enrollment for this study and is treating patients in its pivotal phase III clinical trial in North America, South America, Israel, Europe and South Africa. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.
Contact:
Marcy Nanus
The Trout Group, LLC
Telephone: 646-378-2927
Email: mnanus@troutgroup.com